For Immediate Release

U.S. ENERGY CORP. PROVIDES WILLISTON BASIN UPDATE

RIVERTON, Wyoming – August 4, 2010 – U.S. Energy Corp. (NASDAQ Capital Market: “USEG”) (“USE” or the “Company”), a natural resources exploration and development company with interests in oil and gas, molybdenum, geothermal, and real estate assets, provided an update on recent drilling and completion activities with its partner Brigham Exploration Company (Nasdaq: BEXP) ("Brigham" or "BEXP") in Williston Basin of North Dakota.

Williston Basin – Bakken Shale

The Sedlacek Trust 33-4 #1H well, the tenth well completed under the Drilling Participation Agreement (“DPA”) with Brigham, began producing on July 8, 2010 and produced approximately 2,413 barrels of oil and 1.69 MMCF of natural gas per day or 2,695 BOE/D during an early 24-hour flow back period.  The well was completed with swell packers and 30 fracture stimulation stages.  U.S. Energy's initial working interest in this well is approximately 47% (~37% net revenue interest).  Oil sales from this well have commenced, and gas sales are expected to commence within 30-45 days.

The Sukut 28-33 #1H well final frac stage was completed on Monday, August 2, 2010 and the well is now flowing to sales.  The early 24 hour initial production rate has not been established at press time as final completion initiatives are still under way.  The Company plans to announce the IP results during its 2nd quarter conference call.  The well was completed with swell packers and 33 fracture stimulation stages.  U.S. Energy's initial working interest in this well is approximately 42% (~33% net revenue interest).  Oil sales from this well have commenced, and gas sales are expected to commence within 30-45 days.  The Sukut 28-33 #1H well is the eleventh well completed under the DPA with Brigham.

Press Release
August 4, 2010

In June, the North Dakota Industrial Commission granted Brigham two down spacing (infill) drilling permits for the Brad Olsen Unit in Williams County. The Brad Olsen 9-16 #1H well (completed in October of 2009 with an IP rate of 2,112 BOE/D) was the first well drilled in this unit.  The first infill well, the Brad Olson 9-16 #2H, was spud on July 13, 2010 and is currently drilling in the horizontal portion of the well bore.  The second infill well, the Brad Olson 9-16 #3H is now scheduled to spud by mid August of 2010 rather than late October as originally anticipated.  The Brad Olson 9-16 #3H well is now scheduled to be completed approximately 90 days subsequent to the completion of the Brad Olson 9-16 #2H well.  By drilling the two wells back to back, Brigham’s strategy is to capture the drilling cost savings and then to produce and evaluate micro seismic data on the Brad Olson 9-16 #2H well along with well performance and any spacing data that can be attained.  The Company has an approximate 32% working interest and 25% net revenue interest in the both Brad Olsen 9-16 #2 and #3 wells, and it is anticipated that a similar working interest will apply to all future wells in the unit under the terms of the DPA.

In June, Brigham notified the Company that they planned to drill a Three Forks test well in an existing USE partner unit (the State unit).  The Three Forks test well, known as the State 36-1 #2H spud in mid July and is currently drilling in the curve of the well bore.  The original well drilled in this unit was the State 36-1 #1H well that had an initial production rate of 3,807 BOE/D in the Bakken formation.  The Company has an approximate 13% initial working interest and 11% net revenue interest in this well and it is anticipated that a similar working interest will apply to all future wells in the unit under the terms of the DPA.  This well is also planned to be a long lateral well and is expected to be completed with 30 fracture stimulation stages.

The Brad Olsen infill wells and the Three Forks test well are an integral part of the program with Brigham.  Positive results could lead to the drilling of up to three Bakken and three Three Forks wells in each of the 15 spacing units the Company has or anticipates earning interests in, resulting in the potential participation in up to 90 gross wells in the Williston Basin.  By year end, U.S. Energy anticipates realizing production from up to 18 wells in North Dakota with Brigham.

Looking forward, the Company has also received notice from Brigham of its drilling plans for wells number twelve and thirteen under the DPA.  The Kalil Farms 14-23 #1 H well, the twelfth well to be drilled under the DPA with Brigham, is currently scheduled to spud in late September.  USE’s initial working interest in the well is approximately 20% (16% net revenue interest).

The Hovde 33-4 #1 H well, the thirteenth well to be drilled under the DPA with Brigham, is currently scheduled to spud in early October.  USE’s initial working interest in the well is approximately 23% (18% net revenue interest).  The remaining two wells to be drilled by Brigham in 2010 under the 15 initial wells outlined in the DPA are expected to be drilled and completed in the fourth quarter of 2010.  It should also be noted that all of the working interests mentioned above are subject to change based on non-consents by other working interest partners in each unit.

Press Release
August 4, 2010

“Our partnership with Brigham continues to demonstrate a high level of drilling and completion success and solid IP numbers,” said Keith Larsen, CEO of U.S. Energy Corp.  “We are eager to see the results from the drilling of the first Bakken infill and Three Forks wells, both of which could play a significant role in our long term development plans with Brigham,” he added.

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Forward-Looking Statements

This news release includes statements which may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect,"”target,” “goal,” or similar expressions.  Forward looking statements in this release relate to, among other things, USE’s drilling of wells with Brigham Exploration, its ownership interests in those wells and their expected costs, and the oil and natural gas targets or goals for the wells.  There is no assurance that any of the wells (referenced in this press release) will be productive. These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, future trends in commodity and/or mineral prices, the availability of capital, competitive factors, and other risks described in the Company’s filings with the SEC (including, without limitation, the Form 10-K for the year ended December 31, 2009 and the Form 10-Q filed May 10, 2010.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release.

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For further information, please contact:

Reggie Larsen                                                                                     Nick Hurst
Director of Investor Relations                                                           Investor Relations
U.S. Energy Corp.                                                                                The Equicom Group
1-800-776-9271                                                                                      1-403-538-4845
reggie@usnrg.com                                                                              nhurst@equicomgroup.com